Exhibit 99.1

Natural Alternatives International, Inc.

Announces Late Filing of its Annual Report on Form 10-K, Revenue

for Fiscal 2007 and Guidance on First Quarter of Fiscal 2008

SAN MARCOS, CALIF, September 28, 2007 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced it will be unable to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 on a timely basis because it requires additional time to complete its annual goodwill impairment testing. NAI expects to file its Annual Report on Form 10-K no later than October 15, 2007.

While NAI is in the process of finalizing its annual goodwill impairment testing, it anticipates it will report revenue of $97.1 million for the fiscal year ended June 30, 2007 compared to $99.6 million for the fiscal year ended June 30, 2006, a 2.5% decrease, and revenue of $24.1 million for the fourth quarter of fiscal 2007, a 29.8% decrease from the comparable quarter last year. NAI also anticipates that it will report significantly lower operating income, net income and net income per share for the fourth quarter of fiscal 2007 and for the fiscal year ended June 30, 2007, as compared with its results for the comparable periods for fiscal 2006, due primarily to the decrease in revenue and, with respect to the fiscal year results, higher selling, general and administrative expenses. Selling, general and administrative expenses increased $2.3 million, or 14.1%, to $19.0 million for the fiscal year ended June 30, 2007 from $16.6 million for the fiscal year ended June 30, 2006, and decreased $875,000, or 15.6%, to $4.7 million for the fourth quarter of fiscal 2007 from $5.6 million for the fourth quarter of fiscal 2006. The increase in selling, general and administrative expenses was due primarily to the inclusion of the results from NAI’s acquisition of Real Health Laboratories, Inc. for a full year in fiscal 2007 as compared to a partial year in fiscal 2006. The decrease in selling, general and administrative expenses for the fourth quarter of fiscal 2007 from the comparable quarter in the prior year was primarily due to reduced personnel expenses from the termination of certain sales and marketing personnel in June 2006. Additionally, NAI believes it will be required to recognize a non-cash, material goodwill impairment charge, which will have a negative effect on its results of operations but will not impact its cash flows or cash position. As NAI has not yet completed its annual goodwill impairment testing, it is unable to provide a reasonable estimate of the amount of such charge at this time.

President Randell Weaver said, “Revenue for the fourth quarter of fiscal 2007 was slightly higher than third quarter revenue though it was down compared to the year ago quarter because the fourth quarter of fiscal 2006 included significant initial shipments of a single product for a new customer. Revenue in the first quarter of fiscal 2008 is expected to exceed revenue in the fourth quarter of fiscal 2007 and is expected to be in line with revenue in the first quarter of fiscal 2007. We expect to report working capital of $16.1 million at June 30, 2007 compared to $13.2 million at June 30, 2006. We also expect to report cash at June 30, 2007 of $4.9 million. As of June 30, 2007, there were no outstanding borrowings under our working capital line of credit. We expect to finalize our annual goodwill impairment testing no later than October 15, 2007 and issue a release of our final corporate earnings at that time.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future revenue, the final results of our year-end financial reporting for fiscal 2007, the timing of the filing of our Annual Report on Form 10-K for fiscal 2007, the timing and content of any future press releases, and the amount of the goodwill impairment charge. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.